NEWS RELEASE	5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, May 3, 2023

NACCO INDUSTRIES
ANNOUNCES FIRST QUARTER 2023 RESULTS

First Quarter 2023 NACCO Consolidated Highlights:
•Consolidated operating profit decreased to $1.8 million from $14.9 million in Q1 2022 mainly due to lower earnings at the Coal Mining and Minerals Management segments
•Consolidated net income decreased to $5.7 million, or $0.76/share, versus $12.6 million, or $1.72/share, in Q1 2022
•EBITDA decreased to $10.8 million from $21.4 million in Q1 2022

Cleveland, Ohio, Wednesday, May 3, 2023 - NACCO Industries® (NYSE: NC) today announced the following consolidated results for the three months ended March 31, 2023. Comparisons in this news release are to the three months ended March 31, 2022, unless otherwise noted.

	Three Months Ended
($ in thousands except per share amounts)	3/31/23	3/31/22	% Change
Operating Profit	$1,814	$14,944	(87.9)%
Other (income) expense, net	$(2,554)	$—	n.m.
Income tax provision (benefit)	$(1,324)	$2,362	n.m.
Net Income	$5,692	$12,582	(54.8)%
Diluted Earnings/share	$0.76	$1.72	(55.8)%
EBITDA*	$10,777	$21,439	(49.7)%
*Non-GAAP financial measures are defined and reconciled on pages 9 and 10.

The substantial decreases in the Company's 2023 first-quarter consolidated operating profit, net income and EBITDA compared with the first quarter of 2022 were primarily due to a significant decrease in earnings in the Coal Mining and Minerals Management segments. These decreases were partly offset by significantly lower income tax expense, $1.2 million of other income received in the 2023 first quarter from a post-closing purchase price adjustment related to the Company's transfer of its ownership interests in Midwest Ag Energy in late 2022 and higher interest income.
At March 31, 2023, the Company had consolidated cash of $109.6 million and debt of $20.4 million with availability of $117.0 million under its $150.0 million revolving credit facility. The Company believes that maintaining a conservative capital structure and adequate liquidity are important given evolving trends in energy markets and the Company's strategic initiatives to grow and diversify, which are discussed further in the Growth and Diversification section of this release.

Detailed Discussion of Results
Coal Mining Results

Coal deliveries for the first quarter of 2023 and 2022 were as follows:

	2023	2022
Tons of coal delivered	(in thousands)
Unconsolidated operations	6,192	6,317
Consolidated operations	711	732
Total deliveries	6,903	7,049

Key financial results for the first quarter of 2023 and 2022 were as follows:
	2023	2022
	(in thousands)
Revenues	$20,653	$20,962
Gross profit (loss)	$(5,225)	$2,112
Earnings of unconsolidated operations	$12,466	$13,326
Operating expenses(1)	$6,928	$8,086
Operating profit	$313	$7,352
Segment Adjusted EBITDA(2)	$4,553	$11,390
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

Coal Mining operating profit and Segment Adjusted EBITDA decreased significantly in the first quarter of 2023 compared with 2022, primarily due to a substantial decrease in Mississippi Lignite Mining Company results. In addition, lower earnings at the unconsolidated operations were partly offset by a decrease in operating expense due to lower professional services fees.
Results decreased at Mississippi Lignite Mining Company due to a significant increase in the cost per ton sold attributable to costs incurred to establish a new mine area, adverse mining conditions caused by inclement weather and operational inefficiencies related to final mining activities at the existing mine area. A $2.4 million write down of inventory to net realizable value also contributed to the significant increase in the cost per ton.
The lower earnings of unconsolidated operations was mainly due to a reduction in the per ton management fee at the Falkirk Mine effective May 2022 through May 2024 to support the transition of the Coal Creek Station Power Plant to Rainbow Energy. This decrease in earnings of unconsolidated operations was partly offset by improved results at Coteau and Sabine.

Coal Mining Outlook
In 2023, the Company expects coal deliveries to decrease moderately from 2022 levels. The owner of the power plant served by the Company's Sabine Mine in Texas retired the Pirkey power plant in March 2023, and as a result Sabine ceased deliveries in March 2023. The cessation of these deliveries is the primary driver for the year-over-year decline.
Coal Mining operating profit and Segment Adjusted EBITDA for the 2023 full year are expected to decrease significantly year-over-year, including and excluding the $14.0 million termination payment received from Falkirk's former customer, Great River Energy, in 2022. The decline is primarily the result of an expected significant reduction in earnings at the consolidated operations and an anticipated moderate decrease in earnings of unconsolidated operations.
Results at the consolidated mining operations are projected to decrease significantly in 2023 versus 2022. The decrease is mainly due to an expected substantial decline in earnings at Mississippi Lignite Mining Company from increased costs associated with establishing operations in a new mine area, as well as higher depreciation expense related to recent capital expenditures to develop this new mine area. The anticipated ongoing inefficiencies of this project are expected to continue through the third quarter of 2023, and then moderate in the fourth quarter of 2023 and into 2024. Mississippi Lignite Mining Company does not anticipate opening additional mine areas through the remaining contract term. As a result, mine development capital expenditures should moderate from 2024 through 2032. While increased depreciation from capital expenditures related to the new mine area will affect future results, the Company anticipates Mississippi Lignite Mining Company should contribute favorably to Segment Adjusted EBITDA in future years. In 2023, capital expenditures are expected to be approximately $12 million, primarily for mine development and equipment replacement.
The anticipated lower earnings at the unconsolidated coal mining operations is expected to be driven primarily by temporary price concessions at Falkirk through May 2024. This will result in a reduction in the per ton management fee for 12 months in 2023 compared with eight months in 2022. The early retirement of the Pirkey power plant and commencement of final reclamation of the Sabine Mine started on April 1, 2023 will also contribute to the reduction in earnings. Sabine will receive compensation for providing final mine reclamation services, but at a lower rate than during active mining. Funding for Sabine's mine reclamation is the responsibility of the customer.
The Company's contract structure at each of its coal mining operations eliminates exposure to spot coal market price fluctuations. However, fluctuations in natural gas prices and the availability of renewable power generation, particularly wind, can contribute to changes in power plant dispatch and customer demand for coal. Changes to customer power plant dispatch would affect the Company’s outlook for 2023, as well as over the longer term.

North American Mining Results

Deliveries for the first quarter of 2023 and 2022 were as follows:
	2023	2022
	(in thousands)
Tons delivered	14,829	13,962

Key financial results for the first quarter of 2023 and 2022 were as follows:
	2023	2022
	(in thousands)
Revenues	$20,633	$21,404
Operating profit	$830	$1,271
Segment Adjusted EBITDA(1)	$2,716	$2,738
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

First-quarter 2023 revenues and operating profit at North American Mining decreased compared with 2022 despite an increase in tons delivered, primarily due to a decline in final mine reclamation activities at Caddo Creek. The decrease in results at Caddo Creek was partially offset by increased customer requirements and earnings at the aggregates operations.

North American Mining Outlook
Despite an expected continuation of improved results at the aggregates operations for the remaining quarters of 2023, operating profit at North American Mining is expected to decrease moderately in full-year 2023 compared with 2022. The decrease is due to the substantial completion of income-generating mine reclamation activities at Caddo Creek in mid-2022. Segment Adjusted EBITDA is expected to improve over 2022 because of a significant increase in depreciation expense. The increased depreciation expense is driven by elevated historical capital expenditures to support North American Mining's growth initiatives.
A number of initiatives are underway or in the planning stages that are expected to support improved future financial results at North American Mining's mining operations. Until profit improves at existing operations, North American Mining has narrowed its business development efforts.
In 2023, North American Mining capital expenditures are expected to be approximately $37 million primarily for the acquisition of equipment to support the Thacker Pass lithium project.

Minerals Management Results

Key financial results for the first quarter of 2023 and 2022 were as follows:
	2023	2022
	(in thousands)
Revenues	$8,285	$12,754
Operating profit	$6,044	$11,628
Segment Adjusted EBITDA(1)	$6,855	$12,206
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 10.

Minerals Management revenue, operating profit and Segment Adjusted EBITDA decreased significantly from the 2022 first quarter due to a decline in natural gas and oil prices from very high levels in 2022 and lower volumes as existing wells followed their natural production decline. First-quarter 2022 also included $2.1 million of settlement income that did not recur in 2023.

Minerals Management Outlook
The Minerals Management segment derives income from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas, oil, natural gas liquids and coal, extracted primarily by third parties. Changing prices of natural gas and oil have a significant impact on Minerals Management’s operating profit.
In 2023, operating profit and Segment Adjusted EBITDA are expected to decrease significantly compared with 2022. This decrease is primarily driven by current market expectations for natural gas and oil prices, an anticipated reduction in volumes as existing wells follow their natural production decline and modest expectations for development of new wells by third-party exploration and production companies.
Based on market expectations, the Company's forecast assumes oil and gas market prices will continue to moderate in 2023 to levels in line with 2021 averages; however, commodity prices are inherently volatile. An increase in natural gas and oil prices above current expectations could result in improvements to the 2023 forecast.
As an owner of royalty and mineral interests, the Company’s access to information concerning activity and operations with respect to its interests is limited. The Company's expectations are based on the best information currently available and could vary positively or negatively as a result of adjustments made by operators, additional leasing and development and/or changes to commodity prices. Development of additional wells on existing interests in excess of current expectations could be accretive to future results.
In 2023, Minerals Management expects capital expenditures of approximately $21 million, which includes up to $20 million of additional investments in mineral and royalty interests. Future investments are expected to be accretive, but each investment's contribution to near-term earnings is dependent on the details of that investment, including the size and type of interests acquired and the stage and timing of mineral development.

Consolidated Outlook
Management continues to view the long-term business outlook for NACCO positively, despite an expected significant decrease in 2023 consolidated net income versus 2022 in part because 2022 included $30.9 million of pre-tax contract settlement income. Excluding the contract termination settlement income recognized in the 2022 second quarter, net income in the first half of 2023 is still expected to be significantly lower than the first half of 2022. The decrease is primarily driven by an expected significant reduction in earnings at the Minerals Management and Coal Mining segments. At Minerals Management, the decrease in the first half of 2023 is primarily driven by an expected significant reduction in commodity prices from historically high price levels in the first half of 2022. At the Coal Mining segment, increased costs associated with establishing operations in a new mine area as well as an anticipated reduction in inventory levels during the first half of 2023 will result in a higher cost per ton that will reduce earnings at Mississippi Lignite Mining Company. In addition, a reduction in earnings from the unconsolidated mines, primarily Falkirk, is expected to contribute to the decrease. These reductions are expected to be partially offset by lower income tax expense. The Company expects a negative effective income tax rate between 30% and 35% in 2023.
Mitigation Resources of North America® continued to build on the substantial foundation established over the past several years and ended the 2023 first quarter with eight mitigation banks and four permittee-responsible mitigation projects located in Tennessee, Mississippi, Alabama and Texas. Mitigation Resources was recently named a designated provider of abandoned mine land restoration by the State of Texas. It plans to provide ecological restoration services for abandoned surface mines as well as pursue additional environmental restoration projects during 2023.
In 2023, the Company expects capital expenditures of approximately $72 million, which includes up to $20 million of investments at Minerals Management. Future investments at Minerals Management are expected to continue to align with the Company’s strategy and objectives to establish a blended portfolio of mineral and royalty interests. As a result of the forecasted capital expenditures and anticipated substantial decrease in net income, cash flow before financing activities in 2023 is expected to be positive but decline significantly from 2022.

Long-term Growth and Diversification Outlook
The Company is pursuing growth and diversification by strategically leveraging its core mining and natural resources management skills to build a strong portfolio of affiliated businesses. Management continues to be optimistic about the long-term outlook. In the Minerals Management segment, as well as in the Company's Mitigation Resources of North America® business, opportunities for growth remain strong. Acquisitions of additional mineral interests, an improvement in the 2024 outlook for the Company's largest Coal Mining segment customers and securing contracts for Mitigation Resources and new North American Mining projects could be accretive to the Company's outlook.
The Minerals Management segment continues to pursue acquisitions of mineral and royalty interests in the United States. The Minerals Management segment expects to benefit from the continued development of its mineral properties without additional capital investment, as development costs are borne entirely by third-party exploration and development companies who lease the minerals. This business model can deliver higher average operating margins over the life of a reserve than traditional oil and gas companies that bear the cost of exploration, production and/or development. Catapult Mineral Partners, the Company’s business unit focused on managing and expanding the Company’s portfolio of oil and gas mineral and royalty interests, has developed a strong network to source and secure new acquisitions. The goal is to construct a high-quality diversified portfolio of oil and gas mineral and royalty interests in the United States that delivers near-term cash flow yields and long-term projected growth. The Company believes this business will provide unlevered after-tax returns on invested capital in the mid-teens as this business model matures.
The Company remains committed to expanding the North American Mining business while improving profitability. North American Mining intends to be a substantial contributor to operating profit over time. The pace of achieving that objective will be dependent on the execution and successful implementation of profit improvement initiatives in the aggregates operations, and the mix and scale of new projects. The Sawtooth Mining lithium project is expected to contribute more significantly when production commences at Thacker Pass.

Sawtooth Mining has a mining services agreement to serve as the exclusive contract miner for the Thacker Pass lithium project in northern Nevada, owned by Lithium Nevada Corp., a subsidiary of Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Lithium Americas owns the lithium reserves at Thacker Pass. On March 2, 2023, Lithium Americas announced that construction has commenced. Phase 1 production is projected to begin in the second half of 2026. Sawtooth Mining plans to begin acquiring equipment for this project in 2023. Under the terms of the contract mining agreement, Lithium Americas will reimburse Sawtooth for these capital expenditures over a five-year period from the equipment acquisition date. Sawtooth will be reimbursed for all costs of mine construction plus a construction fee. The Company expects to recognize moderate income in 2024 and 2025 prior to commencement of production in 2026. Once production commences, Sawtooth will receive a management fee per metric ton of lithium delivered. At maturity, this contract is expected to deliver fee income similar to a mid-sized management fee coal mine.
Mitigation Resources continues to expand its business, which creates and sells stream and wetland mitigation credits and provides services to those engaged in permittee-responsible mitigation as well as provides other environmental restoration services. This business offers an opportunity for growth and diversification in an industry where the Company has substantial knowledge and expertise and a strong reputation. Mitigation Resources is making strong progress toward its goal of becoming a top ten provider of stream and wetland mitigation services in the southeastern United States. The Company believes that Mitigation Resources can provide solid rates of return as this business matures.
The Company also continues to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company remains focused on managing coal production costs and maximizing efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers. Fluctuating natural gas prices and availability of renewable energy sources, such as wind and solar, could affect the amount of electricity dispatched from coal-fired power plants. While the Company realizes the coal mining industry faces political and regulatory challenges and demand for coal is projected to decline over the longer-term, the Company believes coal will be an essential part of the energy mix in the United States for the foreseeable future. Subsequent to 2023, the Coal Mining segment expects increased profitability compared with 2023 expectations due in part to improvements at Falkirk and Mississippi Lignite Mining Company. At Falkirk, the temporary price concessions end in June 2024. At Mississippi Lignite Mining Company, the move to a new mine area will be completed during 2023, and as a result, cost per ton delivered in 2024 is expected to moderate. In addition, certain costs incurred at Mississippi Lignite Mining Company in 2023 will be passed through to the customer and included in revenues in 2024.
The Company continues to look for ways to create additional value by utilizing its core mining competencies which include reclamation and permitting. One such way the Company may be able to utilize these skills is through development of utility-scale solar projects on reclaimed mining properties. Reclaimed mining properties offer large tracts of land that could be well-suited for solar and other energy-related projects. These projects could be developed by the Company itself or through joint ventures that include partners with expertise in energy development projects. During the first quarter of 2023, the Company acquired 100% of the membership interests in the Marshall Mine, where Caddo Creek had been performing mine reclamation work. The Company is considering development of a utility-scale solar project at this location.
The Company is committed to maintaining a conservative capital structure as it continues to grow and diversify, while avoiding unnecessary risk. Strategic diversification will generate cash that can be re-invested to strengthen and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, May 4, 2023 at 8:30 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at https://www.netroadshow.com/events/login?show=7e485d59&confId=48924 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through the NACCO Industries' website at ir.nacco.com/home. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through May 11, 2023. An archive of the webcast will also be available on the Company's website two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (2) any customer's premature facility closure, (3) a significant reduction in purchases by the Company's customers, including as a result of changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (4) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil, (5) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (6) failure to obtain adequate insurance coverages at reasonable rates, (7) supply chain disruptions, including price increases and shortages of parts and materials, (8) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (9) the ability of the Company to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, and to maintain surety bonds for mine reclamation as a result of current market sentiment for fossil fuels, (10) impairment charges, (11) the effects of investors’ and other stakeholders’ increasing attention to environmental, social and governance matters, (12) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (13) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (14) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (15) weather or equipment problems that could affect deliveries to customers, (16) changes in the costs to reclaim mining areas, (17) costs to pursue and develop new mining, mitigation, oil and gas and solar development opportunities and other value-added service opportunities, (18) delays or reductions in coal or aggregates deliveries, (19) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (20) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (21) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
    NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED
	MARCH 31
	2023	2022
	(In thousands, except per share data)
Revenues	$50,141	$55,023
Cost of sales	46,784	39,176
Gross profit	3,357	15,847
Earnings of unconsolidated operations	13,824	14,592
Operating expenses
Selling, general and administrative expenses	14,876	14,784
Amortization of intangible assets	727	847
Gain on sale of assets	(236)	(136)
	15,367	15,495
Operating profit	1,814	14,944
Other (income) expense
Interest expense	545	513
Interest income	(1,155)	(145)
Closed mine obligations	409	380
Gain on equity securities	(628)	(518)
Other, net	(1,725)	(230)
	(2,554)	—
Income before income tax provision (benefit)	4,368	14,944
Income tax provision (benefit)	(1,324)	2,362
Net income	$5,692	$12,582

Earnings per share:
Basic earnings per share	$0.77	$1.73
Diluted earnings per share	$0.76	$1.72

Basic weighted average shares outstanding	7,428	7,253
Diluted weighted average shares outstanding	7,515	7,321

EBITDA RECONCILIATION (UNAUDITED)
	THREE MONTHS ENDED
	MARCH 31
	2023	2022
	(in thousands)
Net income	$5,692	$12,582
Income tax provision (benefit)	(1,324)	2,362
Interest expense	545	513
Interest income	(1,155)	(145)
Depreciation, depletion and amortization expense	7,019	6,127
Consolidated EBITDA*	$10,777	$21,439
*EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines EBITDA as net income before income taxes, net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended March 31, 2023
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,653	$20,633	$8,285	$1,191	$(621)	$50,141
Cost of sales	25,878	19,241	1,052	1,214	(601)	46,784
Gross profit (loss)	(5,225)	1,392	7,233	(23)	(20)	3,357
Earnings of unconsolidated operations	12,466	1,358	—	—	—	13,824
Operating expenses*	6,928	1,920	1,189	5,330	—	15,367
Operating profit (loss)	$313	$830	$6,044	$(5,353)	$(20)	$1,814
Segment Adjusted EBITDA**
Operating profit (loss)	$313	$830	$6,044	$(5,353)	$(20)	$1,814
Depreciation, depletion and amortization	4,240	1,886	811	82	—	7,019
Segment Adjusted EBITDA**	$4,553	$2,716	$6,855	$(5,271)	$(20)	$8,833

	Three Months Ended March 31, 2022
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$20,962	$21,404	$12,754	$192	$(289)	$55,023
Cost of sales	18,850	19,650	748	349	(421)	39,176
Gross profit (loss)	2,112	1,754	12,006	(157)	132	15,847
Earnings of unconsolidated operations	13,326	1,266	—	—	—	14,592
Operating expenses*	8,086	1,749	378	5,282	—	15,495
Operating profit (loss)	$7,352	$1,271	$11,628	$(5,439)	$132	$14,944
Segment Adjusted EBITDA**
Operating profit (loss)	$7,352	$1,271	$11,628	$(5,439)	$132	$14,944
Depreciation, depletion and amortization	4,038	1,467	578	44	—	6,127
Segment Adjusted EBITDA**	$11,390	$2,738	$12,206	$(5,395)	$132	$21,071
*Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) plus depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.